                                                                   EXHIBIT  12.1


             FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands)

                                        2002            2001            2000            1999            1998
                                      --------        --------        --------        --------        --------
Net loss                              $ (8,548)       $(11,472)       $(14,774)       $ (8,552)       $(12,999)
Add:
  Fixed charges                         12,315          13,890          14,361          14,489          14,726
                                      --------        --------        --------        --------        --------
Adjusted earnings                     $  3,767        $  2,418        $   (413)       $  5,937        $  1,727
                                      ========        ========        ========        ========        ========

Fixed charges:
   Interest on indebtedness and
     amortization of deferred
     financing costs                  $ 12,315        $ 12,845        $ 13,238        $ 13,528        $ 13,792
   Portion of rents
     representative of interest
     factor                                 --           1,045           1,123             961             934
                                      --------        --------        --------        --------        --------
   Total fixed charges                $ 12,315        $ 13,890        $ 14,361        $ 14,489        $ 14,726
                                      ========        ========        ========        ========        ========

Deficiency of earnings to fixed
   charges                            $  8,548        $ 11,472        $ 14,774        $  8,552        $ 12,999
                                      ========        ========        ========        ========        ========